UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 (h) AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number 33-50323
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WHOLESALE AUTO RECEIVABLES CORPORATION, SWIFT V
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             (Exact name of registrant as specified in its charter)

CORPORATE TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DE 19801  (302) 658-7581
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

FLOATING RATE ASSET-BACKED TERM NOTE
FLOATING RATE ASSET-BACKED CERTIFICATES, CLASS 1999-A
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            (Title of each class of securities covered by this Form)

N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

         Please place an X in the box (es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4 (a) (1) (i)    _____       Rule  12h-3 (b) (1) (i)   __X_
     Rule  12g-4 (a) (1) (ii)   _____       Rule  12h-3 (b) (1) (ii)  _____
     Rule  12g-4 (a) (2) (i)    _____       Rule  12h-3 (b) (2) (i)   _____
     Rule  12g-4 (a) (2) (ii)   _____       Rule  12h-3 (b) (2) (ii)  _____
                                            Rule  15d-6               _____

     Approximate  number of holders of record as of the  certification or notice
date:            8
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
(Name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 4, 2000              By:   S/ GERALD E. GROSS
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                                        GERALD E. GROSS, COMPTROLLER AND
                                        PRINCIPAL ACCOUNTING OFFICER